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Exhibit 99.1

Aon Reports First Quarter 2003 Results;
Operating Segment Pretax Income Grows 10%

        CHICAGO, IL—May 5, 2003—Aon Corporation (NYSE: AOC) today reported first quarter 2003 earnings. Aon is providing enhanced segment disclosure that includes more detailed sub-segment revenue information and an updated presentation of segment reporting, as previously disclosed. First quarter 2003 segment results also reflect a refined methodology for allocating certain centrally controlled costs.

        Supplemental financial information covering 2001 and 2002 was provided in a Form 8-K on May 2, 2003 to conform the prior period segment presentation to the new format and to facilitate comparisons between periods. The Company's historical consolidated earnings per share, net income and pretax earnings have not changed as a result of the segment reclassifications and enhanced presentation.

First Quarter Review

        Consolidated revenues of $2.388 billion increased 14% from a year ago. Foreign exchange translations accounted for 5% of the increase. First quarter 2003 net income was $152 million compared with $160 million a year ago. Earnings per share were $0.48 and $0.57, respectively. A 14% increase in average dilutive common and common equivalent shares outstanding resulting from the fourth quarter 2002 capital enhancement actions impacted the earnings per share comparisons.

        First quarter 2003 results included a negative $37 million pretax World Trade Center (WTC) item ($0.07 per share), approximately $32 million pretax ($0.06 per share) of increased pension costs and a $34 million pretax ($0.07 per share) increase in equity and other investment income within the Corporate and Other segment. The investment income improvement was due largely to a $45 million pretax increase in the value of Endurance Specialty Holdings, Ltd. warrants (received as part of Aon's co-sponsorship investment in Endurance), offset somewhat by impairment write-downs of $28 million pretax in the quarter.

        First quarter 2002 results included a favorable pretax $48 million ($0.11 per share) tax item that was partially offset by a previous spin off plan related special charge of $5 million pretax ($0.01 per share).

        Patrick G. Ryan, chairman and CEO of Aon Corporation, said, "We achieved double-digit organic revenue growth in our operating segments driven by continued client demand for our products and services. Although pension costs increased in the quarter compared to last year, improvements in our risk and insurance brokerage businesses more than offset these incremental costs, and brokerage margins improved." Ryan added, "Consulting revenue growth was good but margins were impacted, in part, by an increase in lower margin outsourcing business. Insurance underwriting also had good top line growth, but underperformance in certain warranty and P&C lines compressed margins."

First Quarter Segment Review

        For first quarter 2003, the revised cost allocation methodology noted above reduced Consulting and Insurance Underwriting segment pretax income by approximately $4 million and $3 million, respectively, with the $7 million offset reflected in the Risk and Insurance Brokerage Services segment. The revised methodology improves the assignment of costs, which are controlled on a centralized basis, to the operating segments.

        Risk and Insurance Brokerage Services first quarter revenue grew 19% to $1.374 billion. Organic revenue growth was 12% for the segment, up from 10% in fourth quarter 2002. On a comparable currency basis, revenue was up 12%.

        Pretax income grew 22% to $230 million and pretax margins expanded to 16.7% from 16.3% a year ago. Reinsurance and international brokerage operations had strong results and Americas brokerage improved through new business development and better retention rates. Managing underwriting profits, which are included in Americas brokerage, increased compared to unusually low levels a year ago, but claims services performance was down for the quarter. Pension costs increased approximately $27 million in the segment.

        Consulting segment revenue rose 21% to $282 million in the quarter, or 15% excluding the impact of foreign exchange rates. Organic revenue growth was 13%, driven mostly by new outsourcing business initiated in third quarter 2002 and good growth in the United Kingdom and Continent of Europe. Organic revenue growth excluding outsourcing business was 6%.

        Pretax income was $20 million compared with $27 million one year ago. The pretax margin was 7.1% compared with 11.6% in first quarter 2002. Increased centrally allocated costs, an increasing mix of lower margin outsourcing revenues and increased pension costs were the principal factors compressing margins.

        Insurance Underwriting segment revenue increased 9% to $709 million in first quarter 2003, driven by warranty and select property and casualty insurance premium growth, primarily related to certain limited lines managed by Aon's managing underwriting group. Investment income decreased $14 million. Excluding the impact of foreign exchange rates, revenues rose 7%. In late 2002, Aon decided that by the end of 2003 it would discontinue certain unprofitable accident and health insurance underwriting operations in Mexico, Argentina and Brazil, and exit its large company group life business. There were $7 million of revenues and $2 million of losses and other costs attributable to these businesses in the quarter compared to $18 million in revenues and approximately breakeven results in first quarter 2002.

        Pretax income was $63 million compared with $68 million in first quarter 2002, which included $5 million ($0.01 per share) previously reported as a special charge.

        Pretax margins were 8.9% in first quarter 2003 and 11.2% in first quarter 2002 (adjusted for the $5 million special charge noted above). Underperformance in certain warranty and property and casualty lines negatively impacted the margin, due partly to higher loss costs and expenses, some of which are related to lines in runoff.

        Corporate and Other segment revenue of $35 million declined from $49 million in first quarter 2002, which included a favorable pretax $48 million tax settlement. In first quarter 2003, gross investment writedowns were $28 million compared with $8 million in the prior year quarter.

        Investment income included a $45 million increase in the value of warrants acquired through Aon's co-sponsorship investment in Endurance in December 2001. Endurance completed its initial public offering in first quarter 2003. As of March 31, 2003, Aon owned approximately 4 million warrants.

        The Corporate and Other segment pretax loss was $57 million compared with a pretax loss of $13 million in the prior year quarter. The increased loss is due primarily to reduced revenue and a negative $37 million pretax WTC item described below.

        In order to resume business operations and minimize the loss caused by the WTC disaster, Aon secured temporary office space in Manhattan. Subsequently, permanent space was leased, and during the first quarter Aon assigned all of the temporary space to another company. The costs relating to this assignment transaction were $37 million pretax ($0.07 per share). We will incur additional costs related to this assignment in future quarters, which in aggregate will not exceed $15 million. Aon will include all of these costs as part of its final, overall WTC property insurance claim; however, accounting principles do not allow Aon to offset this expense in the current quarter with an insurance recoverable. The normal claims process continues under the Company's property insurance coverage.

Other Item

        After netting the effect of currency hedges, the positive impact of foreign currency translations was approximately $0.03 per share. The comparable impact on first quarter 2002 results was immaterial.

Financial Strength Highlights

        Total debt was reduced to approximately $1.7 billion at March 31, 2003, down from $1.8 billion at December 31, 2002. Commercial paper and preferred securities outstanding were unchanged for the same periods at $1 million and $752 million, respectively. Stockholders' equity was approximately $4.1 billion at March 31, 2003, up from $3.9 billion at year-end 2002. At March 31, 2003, Aon's total debt and preferred securities as a percentage of total capital improved to 37% versus 40% at December 31, 2002.

        Short-term and fixed maturity investments at March 31, 2003 comprised approximately 90% of Aon's investment portfolio. More than 93% of the fixed income securities portfolio is investment grade.

        Aon's senior debt is rated "A-" by Standard and Poor's and Fitch, and Baa2 by Moody's. Aon's principal insurance underwriting subsidiaries are rated "A" by A.M. Best for their claims paying ability.

Future Outlook

        Mr. Ryan commented, "Our fundamental businesses are strong and we continue to be comfortable with a 2003 earnings per share range of $1.90 to $2.00, excluding the WTC item, based on our current outlook."

        The future outlook may be impacted by internal and external factors, including economic conditions, equity markets and premium rate developments.

        The Company will host an audio webcast today at 10:00 a.m. (CDT) that can be accessed at www.aon.com.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

        This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, pension funding, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

###

Investor Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983
or
Media Contact:	Al Orendorff Director, Public Relations 312-381-3153

Aon Corporation
Consolidated Summary of Operations

	First Quarter Ended
	Mar. 31, 2003	Mar. 31, 2002	Percent Change
	(millions except per share data)
Revenue
Brokerage commissions and fees	$1,676	$1,444	16%
Premiums and other	632	535	18
Investment income	80	109	(27)

Total revenue	2,388	2,088	14

Expenses
General expenses	1,709	1,463	17
Benefits to policyholders	345	314	10
Interest expense	28	29	(3)
Amortization of intangible assets	13	11	18
Unusual charges—World Trade Center	37	—	N/A

Total expenses	2,132	1,817	17

Income Before Income Tax and Minority Interest	256	271	(6)
Provision for income tax (37% in 2003 and 2002)	95	101	(6)

Income Before Minority Interest	161	170	(5)
Minority interest—8.205% trust preferred capital securities	(9)	(10)	(10)

Net Income	$152	$160	(5)%

Preferred stock dividends	(1)	(1)	—

Net Income Available for Common Stockholders	$151	$159	(5)%

Net Income Per Share:
Basic net income per share	$0.48	$0.58	(17)%

Dilutive net income per share	$0.48	$0.57	(16)%

Dilutive average common and common equivalent shares outstanding	315.2	276.6	14%

Aon Corporation
Segments

	First Quarter Ended
	Mar. 31, 2003	Mar. 31, 2002	Percent Change	Organic Revenue Growth(5)
	(millions)
Revenue
Risk and insurance brokerage services(1)
Risk management and insurance brokerage—Americas	$507	$448	13%	13%
Risk management and insurance brokerage—International	524	420	25	11
Reinsurance brokerage and related services	242	199	22	15
Claims services	101	90	12	7

Total risk and insurance brokerage services	1,374	1,157	19	12

Consulting(2)
Benefits, compensation, management and communications consulting	209	183	14	6
Human resource outsourcing	73	50	46	38

Total consulting	282	233	21	13

Insurance underwriting(3)
Accident & health and life	399	389	3	5
Warranty, credit and property & casualty	310	260	19	20

Total insurance underwriting	709	649	9	12
Corporate and other	35	49	(29)	N/A
Intersegment revenues(4)	(12)	—	N/A	N/A

Total revenue	$2,388	$2,088	14%	12%

Income (Loss) Before Income Tax and Minority Interest
Risk and insurance brokerage services	$230	$189	22%
Consulting	20	27	(26)
Insurance underwriting	63	68	(7)
Corporate and other	(57)	(13)	N/A

Total income before income tax and minority interest	$256	$271	(6)%

(1)
Includes investment income of $20 million and $21 million for the first quarter ended March 31, 2003 and 2002, respectively.

(2)
Includes investment income of $1 million for both the first quarter ended March 31, 2003 and 2002.

(3)
Includes investment income of $28 million and $42 million, of which $2 million and $12 million pertain to interest earned on investments underlying investment-type contracts, for the first quarter ended March 31, 2003 and 2002, respectively.

(4)
The above numbers include intersegment revenues of $12 million for the first quarter ended March 31, 2003 which have been eliminated in the consolidated summary of operations. Intersegment revenues in periods prior to March 31, 2003 have not been eliminated in the consolidated summary of operations due to immateriality.

(5)
Organic revenue growth excludes the impact of acquisitions, dispositions, transfers, investment income, foreign exchange and unusual items. Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation
Corporate and Other

	First Quarter Ended
	Mar. 31, 2003	Mar. 31, 2002	Percent Change
	(million)
Revenue
Investment Income:
Limited partnership investments	$—	$9	(100)%
Income from marketable equity securities and other investments	53	3	+500
Interest on tax refund	—	48	(100)
Net loss on disposals and related expenses(1)	(22)	(15)	N/A

Total investment income	31	45	(31)
Auto finance service revenue	4	4	—

Total revenue	35	49	(29)

Expenses
General expenses(2)	27	33	(18)
Interest expense	28	29	(3)
Unusual charges—World Trade Center	37	—	N/A

Total expenses	92	62	48

Loss before income tax	$(57)	$(13)	N/A %

(1)
Includes impairment writedowns of $28 million and $8 million for the first quarter ended March 31, 2003 and 2002, respectively.

(2)
Includes $11 million and $10 million of costs for the first quarter ended March 31, 2003 and 2002, respectively, related to the auto finance operations.

QuickLinks

Aon Reports First Quarter 2003 Results; Operating Segment Pretax Income Grows 10%
Aon Corporation Consolidated Summary of Operations
Aon Corporation Segments
Aon Corporation Corporate and Other